Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING GRANTED CONDITIONAL

CATEGORY 1 SLOT MACHINE LICENSE FOR PLANNED

HOLLYWOOD CASINO® RACING AND GAMING FACILITY

- Expects New Facility to Open by Early 2008 -

Wyomissing, Penn., (September 27, 2006) — Penn National Gaming, Inc. (Nasdaq: PENN) announced today that the Pennsylvania Gaming Control Board (PGCB) has granted the Company a conditional Category 1 slot machine license for the placement of slot machines at its planned Hollywood Casino® racing and gaming facility at the Company’s Penn National Race Course.

Penn National commenced construction of its planned, permanent Hollywood Casino racing and gaming facility in Grantville, Pennsylvania in August 2006.  The project’s $310 million budget includes a $50 million license fee and $260 million for construction and the purchase of an initial 2,000 gaming devices.  The Company anticipates opening Hollywood Casino at Penn National by early 2008.

Peter M. Carlino, Chief Executive Officer of Penn National commented, “We are grateful to the Pennsylvania Gaming Control Board and its staff for their hard work in reviewing and considering our plans and application.  Securing the conditional Category 1 license is another significant step in advancing one of Penn National’s most important development projects.  The Company’s well developed Master Plan for the site and facility will ensure that Hollywood Casino at Penn National will be a quality entertainment center that elevates the thoroughbred pari-mutuel offering, while simultaneously driving economic development and job growth in the region and in the state.”

The Hollywood Casino at Penn National will be a five-story, 365,000 square foot facility and will have capacity for 3,000 slot machines.  The amenities for the initial phase of the project include:  a food court with three restaurants; a sports bar; track side dining and various concessions to serve the racing area; entertainment, bar and lounge areas on the gaming level; and, a five-story parking garage with valet service parking.  Penn National has developed a long-term Master Plan for Hollywood Casino at Penn National which includes the potential future addition of a hotel and conference center, retail outlets, an entertainment center, an additional parking deck, and additional casino space which would allow the facility at full capacity to accommodate 5,000 gaming devices.

-more-

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates sixteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature approximately 21,000 slot machines, over 425 table games, approximately 1,500 hotel rooms and approximately 630,000 square feet of gaming floor space.

In addition to historical facts or statements of current conditions, this press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations and beliefs but are not guarantees of future performance.  As such actual results may vary materially from expectations.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; successful completion of capital projects at our gaming and pari-mutuel facilities; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania; and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission, including without limitation, the Company’s reports on Form 10-K and 10-Q.  Penn National assumes no obligation to publicly update or revise any forward-looking statements.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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